 Filed pursuant to Rule 424(b)(3)

Registration No. 333-198502

PROSPECTUS SUPPLEMENT NO. 3

(To the Prospectus Dated June 3, 2015)

 5,768,470 Shares of Common Stock

Sysorex Global Holdings Corp.

This Prospectus Supplement No. 3 (the “Prospectus Supplement”) supplements our Prospectus dated June 3, 2015, as supplemented by Prospectus Supplement No. 1 dated August 10, 2015, and by Prospectus Supplement No. 2 dated October 2, 2015 (collectively, the “Prospectus”), relating to the offer and sale of up to 5,768,470 shares of common stock, par value $0.001, of Sysorex Global Holdings Corp., a Nevada corporation (the “Company,” “Sysorex,” “us,” “our,” or “we”), by the selling stockholders identified on page 27 of the Prospectus. We are not selling any securities under this Prospectus Supplement and the Prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in the Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this Prospectus Supplement and the Prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

We are an “emerging growth company” under the Federal Securities laws and are subject to reduced public company reporting requirements as set forth on page 5 of the Prospectus. Our common stock is currently quoted on The Nasdaq Capital Market under the symbol “SYRX.” On October 16, 2015, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.03.

Recent Developments

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2015 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

In reviewing this Prospectus Supplement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 4 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.

This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus Supplement is October 19, 2015.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in the Prospectus, this Prospectus Supplement, and in any other accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in the Prospectus, this Prospectus Supplement or any other prospectus supplement is accurate as of any date other than the date on the front of such documents.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2015 (October 7, 2015)

SYSOREX GLOBAL HOLDINGS CORP.

 (Exact name of registrant as specified in its charter)

Nevada	001-36404	88-0434915
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2479 E. Bayshore Road, Suite 195 Palo Alto, CA	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 702-2167

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Harris Employment Agreement

On October 12, 2015, in connection with the appointment of Kevin R. Harris as Chief Financial Officer, effective as of October 19, 2015 (the “Effective Date”), as more fully described below, Sysorex Global Holdings Corp. (the “Company”) entered into an employment agreement with Mr. Harris (the “Harris Employment Agreement”). In accordance with the terms of the Employment Agreement, Mr. Harris will receive a base salary of two hundred eighty-five thousand dollars ($285,000) per annum, payable semi-monthly. In addition, Mr. Harris will receive a bonus that is between 25% and 50% of his base salary for each calendar quarter, payable within forty-five (45) days of the close of each calendar quarter, provided that both the Company and Mr. Harris meet quarterly performance goals, and the specific amount of bonus shall be determined by the Company, in its sole discretion.

Additionally, as of the Effective Date, the Company shall issue to Mr. Harris an incentive stock option to purchase 250,000 shares of the Company’s common stock, which shall have an exercise price of the market price of the Company’s common stock as of the close of trading on the Effective Date and a ten (10) year term, 25% of which shall vest at the end of each anniversary of the Effective Date, provided that Mr. Harris is employed by the Company when vesting is to occur. Mr. Harris will be eligible to participate in any employee benefit plans that the Company offers. Also, Mr. Harris will be entitled to four (4) weeks of paid time off each year, as set forth in the Harris Employment Agreement.

The Harris Employment Agreement shall be effective for an initial term of twenty-four (24) months and shall automatically be renewed for one additional twelve (12) month period, unless either party terminates the agreement pursuant to the applicable provisions.

The Company may terminate the services of Mr. Harris with or without “just cause,” as defined in the Harris Employment Agreement. If the Company terminates Mr. Harris’s employment without just cause, or if Mr. Harris resigns within twenty-four (24) months following a change of control (as defined in the Harris Employment Agreement) and as a result of a material diminution of his position or compensation, Mr. Harris will receive (1) his base salary at the then current rate and levels for four (4) months if Mr. Harris has been employed by the Company for under six (6) months as of the date of termination or resignation, for six (6) months if Mr. Harris has been employed by the Company at least six (6) but not more than twelve (12) months as of the date of termination or resignation, for nine (9) months if Mr. Harris has been employed by the Company more than twelve (12) but not more than twenty-four (24) months as of the date of termination or resignation, or for twelve (12) months if Mr. Harris has been employed by the Company for more than twenty-four (24) months as of the date of resignation or termination; (2) 50% of the value of any accrued but unpaid bonus that Mr. Harris otherwise would have received; (3) the value of any accrued but unpaid vacation time; and (4) any unreimbursed business expenses and travel expenses that are reimbursable under the Harris Employment Agreement. If the Company terminates Mr. Harris’s employment with just cause, Mr. Harris will receive only the portion of his base salary and accrued but unused vacation pay that has been earned through the date of termination.

Mr. Harris’s employment may also be terminated by his death or “disability”, as defined in the Harris Employment Agreement. If Mr. Harris is terminated as a result of death or disability, he will receive his base salary, accrued but unused vacation pay that has been earned through the date of termination, and the vested portion of any benefit pursuant to the Harris Employment Agreement or under any employee benefit plan that he participates.

The description of the Harris Employment Agreement is a summary and is qualified in its entirety by the full text of the agreement, which is attached to this Current Report as Exhibit 10.1 and incorporated by reference herein.

Business Financing Agreement Amendment

On October 7, 2015, the Company, and certain of its wholly-owned subsidiaries (collectively, the “Borrowers”), entered into amendment number five (the “Amendment”), effective as of September 30, 2015, to that certain business financing agreement, dated March 13, 2013, as amended (the “Agreement”), with Western Alliance Bank, as successor in interest to Bridge Bank, N.A. (the “Lender”). Pursuant to the Amendment, the original Lender Bridge Bank, N.A. was replaced by Western Alliance Bank, as successor in interest to Bridge Bank, N.A. and the Lender under the Agreement. The Amendment also amended certain financial covenants of the Borrowers required by the Agreement, including (i) requiring a minimum consolidated unrestricted cash balance with the Lender of no less than $1,000,000, tested daily and (ii) requiring minimum adjusted EBITDA at any time of no less than $-(1,500,000) for the six fiscal month period ending on September 30, 2015, and no less than $-(1,000,000) for the six fiscal month period ending on December 31, 2015.

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The description of the Amendment herein is not complete and is qualified by the full text of such Amendment, which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

The description of the Agreement is qualified in its entirety by the full text of the Agreement, which was attached as Exhibit 4.2 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on August 12, 2013.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Wendy Loundermon as Interim Chief Financial Officer and Appointment of Kevin R. Harris as Chief Financial Officer

On October 7, 2015, the Company received a written letter of resignation from Ms. Wendy Loundermon stating that she will resign, effective as of October 19, 2015, from her position as the Company’s Interim Chief Financial Officer. On the same day, the Company’s board of directors (the “Board”) appointed Mr. Kevin R. Harris to replace Ms. Loundermon to serve as the Company’s Chief Financial Officer, effective as of October 19, 2015. The Board appointed Ms. Loundermon to serve as the Company’s Vice President of Finance, effective as of October 19, 2015.

Kevin R. Harris, age 46, has been appointed to serve as the Company’s Chief Financial Officer, effective as of October 19, 2015. Prior to his appointment as Chief Financial Officer of the Company, Mr. Harris has served as the Vice President and Chief Financial Officer of Response Genetics, Inc. (NASDAQ: RGDX), a company focused on the development and sale of molecular diagnostic tests that help determine a patient's response to cancer therapy, since June 12, 2013 and as the Interim Chief Financial Officer from August 2012 to June 12, 2013. Mr. Harris served as Chief Financial Officer and a director of CyberDefender Corporation (NASDAQ: CYDE listed from June 2010 to March 2014) from 2009 until August 2012 (and as interim Chief Executive Officer from August 2011 until August 2012). He also served as Chief Operating Officer of Statmon Technologies Corp. from 2004 to 2009. He began his career at KPMG Peat Marwick as a senior auditor. Mr. Harris’s other professional experience includes serving as Head of Production Finance at PolyGram Television, Director of Corporate Financial Planning at Metro-Goldwyn-Mayer Studios and Senior Vice President of Finance at RKO Pictures. Mr. Harris earned a Bachelor of Science in Business Administration from California State University, San Bernardino and is a Certified Public Accountant in the State of California.

Mr. Harris does not have any familial relationships with any of the officers or directors of the Company.

Mr. Harris does not have an interest in any transaction required to be reported pursuant to Item 404(a) of Regulation S-K under Securities Act of 1933, as amended.

The information described in Item 1.01 in connection with Mr. Harris’ employment agreement is incorporated by reference herein.

Item 8.01	Other Events

On October 13, 2015, the Company issued a press release announcing Mr. Harris’s appointment as the Company’s Chief Financial Officer. A copy of the press release is attached herewith as Exhibit 99.1.

The foregoing information (including the exhibit hereto) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Harris Employment Agreement
10.2	Amendment Number Five to Business Financing Agreement
99.1	Press Release dated October 13, 2015 (furnished herewith)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSOREX GLOBAL HOLDINGS CORP.

Date: October 13, 2015	By:	/s/ Nadir Ali
Name: Nadir Ali Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description
10.1	Harris Employment Agreement
10.2	Amendment Number Five to Business Financing
99.1	Press Release dated October 13, 2015 (furnished herewith)

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Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), effective October 6, 2015 (the “Effective Date”), is entered into by and between Sysorex Global Holdings Corp. (the “Employer” or the “Company”) and Kevin R. Harris (the “Employee”).

WITNESSETH:

WHEREAS, Employer desires to employ Employee to serve as Chief Financial Officer of the Company, and Employee desires to be employed by Employer in such capacity pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.	EMPLOYMENT: DUTIES AND RESPONSIBILITIES

Employer hereby employs Employee as Chief Financial Officer of the Company. Subject at all times to the direction of the Company’s Chief Executive Officer, Employee shall perform those duties and hold those responsibilities that are usual and customary for a Chief Financial Officer to perform and hold. Employee shall not be required to reside in or about Palo Alto, California, or relocate his residence to or about Palo Alto, California. Employee shall primarily perform his job duties at the Company’s offices located in Encino, California, but shall spend at least as much time as is reasonable to perform his job duties adequately at the Company’s main offices located in Palo Alto, California.

2.	FULL TIME EMPLOYMENT

Employee hereby accepts employment by Employer, upon the terms and conditions contained herein, and agrees that during the term of this Agreement the Employee shall devote substantially all of his business time, attention, and energies to the business of the Employer. Employee, during the term of this Agreement, will not perform any services for any other business entity, whether such entity conducts a business which is competitive with the business of Employer or is engaged in any other business activity; provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Employer, provided such investment or investments do not require any services on his part in the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially, at any time, more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Employer, (c) preventing Employee from engaging in any other activities, if he receives the prior written approval of the Chief Executive Officer of the Company with respect to his engaging in such activities.

3.	RECORDS

In connection with his engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by Employer which relate to Employer and its business and shall make all such reports, written if required, as Employer may reasonably require.

4.	TERM

Employee’s employment hereunder shall be for a single twenty-four (24) month period (the “Initial Term”), which shall commence October 19, 2015 (the “Start Date”). Thereafter, this Agreement shall automatically be renewed for one additional twelve (12) month period (the “Subsequent Term”), unless either party terminates this Agreement pursuant to Section 14 hereof.

5.	SALARY AND BONUS

As full compensation for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i)            Base Salary. During the Initial Term and Subsequent Term (if applicable), Employer shall pay Employee a base salary at the rate of Two Hundred Eighty-Five Thousand Dollars ($285,000) per annum, payable semi-monthly (“Base Salary”).

(ii)           Bonuses . In addition to Base Salary, the Company shall, if it meets its quarterly performance goals and Employee meets his quarterly performance objectives, with respect to each calendar quarter, pay a bonus to Employee that is between 25% and 50% of the amount that Employee received in Base Salary for the calendar quarter, within 45 days of the close of the calendar quarter; provided, however, that the precise amount of any such bonus, within the foregoing range, shall be determined by the Company in its sole and absolute discretion and, subject to Section 14(a) hereof, no bonus shall be paid if Employee is no longer employed by the Company on the date of payment. Employee shall also be eligible for inclusion in any executive bonus pools or deferred compensation plans that the Company may establish in its sole discretion.

6.	EQUITY

(i)            Stock Option Grant. Employee shall be granted 250,000 options to purchase shares of common stock of the Company, which shall have an exercise price of the market price of the Company’s common stock as of the close of trading on the date of grant and a ten (10) year term, 25% of which shall vest at the end of each anniversary of the grant date, provided that Employee is employed by the Company when vesting is to occur. Employee shall also be eligible to participate in the equity based incentive plans of the Company and may receive awards thereunder, as determined by the Compensation Committee of the Company from time to time and subject to the terms and conditions of such plans and any award agreement between the Company and Employee evidencing such awards. Notwithstanding the foregoing, nothing in this Paragraph 6(i) shall be construed to extend the duration of this Agreement or Employee’s employment by the Company beyond the expiration of the Subsequent Term.

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(ii)           Change of Control. In the event of a reorganization, merger or consolidation in which the Company is not the surviving corporation, or sale of all or substantially all of the assets of the Company to another person or entity (each a “Material Transaction”), the vesting of each outstanding stock option shall automatically be accelerated so that 100% of the unvested shares covered by such award shall be fully vested upon the consummation of the Material Transaction.

A "Change of Control" as used in this Section 6 shall mean any of the following:

(i)            any consolidation, merger or sale of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s stock would be converted into cash, securities or other property; or

(ii)           the stockholders of the Company approve an agreement for the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iii)          any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv)          the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act of an aggregate of 25% or more of the voting power of the Company’s outstanding voting securities by any single person or group (as such term is used in Rule 13d-5 under the Exchange Act), unless such acquisition was approved by the Board of Directors prior to the consummation thereof); or

(v)           the appointment of a trustee in a Chapter 11 bankruptcy proceeding involving the Company or the conversion of such a proceeding into a case under Chapter 7.

7.	BUSINESS EXPENSES

The Employer shall pay or reimburse the Employee for all reasonable business expenses incurred by Employee in the performance of his duties hereunder including, but not limited to, lodging and travel expenses relating to Company business, mobile phone and data usage, customer entertainment and certain pre-approved home office expenses not paid directly by the Company. To the extent that Employee travels to the Company’s Palo Alto, California office, the Company shall reimburse Employee for all reasonable travel, lodging and other out-of-pocket costs resulting from such travel. Reimbursement for the foregoing expenses will be made in accordance with regular Company policy and within a reasonable period following Employee’s presentation of the details of, and proof of, such expenses.

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8.	FRINGE BENEFITS

(i)            During the term of this Agreement, Employer shall provide medical, dental, and vision insurance coverage to Employee, his spouse and his children, to the same extent, and on the same terms and conditions, it shall provide such coverage to other senior management employees of the Company.

(ii)           During the term of this Agreement, Employee shall be permitted to participate in the Company’s 401K Plan, to the same extent, and on the same terms and conditions, other senior management employees of the Company shall be permitted to participate.

(iii)          During the term of this Agreement, Employer shall provide to Employee four (4) weeks paid vacation days per year, which shall accrue monthly from the Start Date. Employee shall not accrue more than six (6) weeks of unused paid vacation.

(iv)          During the term of this Agreement, Employer shall provide paid sick days to Employee, to the same extent, and on the same terms and conditions, it shall provide such paid time off to other senior management employees of the Company.

9.	SUBSIDIARIES

For the purposes of this Agreement all references to business products, services and sales of Employer shall include those of Employer’s subsidiaries and/or affiliates.

10.	INVENTIONS

All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee’s employment by Employer, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any time during Employee’s employment, developed, manufactured or used by Employer in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Employer, or any services to be performed by Employer or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable expansion of Employer’s business, shall be and continue to remain Employer’s exclusive property, without any added compensation to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to Employer and to no one else and thenceforth will treat it as the property and secret of Employer.

Employee will also execute any instruments requested from time to time by Employer to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Employer, do such acts and execute such instruments as Employer may require, but at Employer’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Employer, all without any additional compensation of any kind to Employee. Employer hereby notifies Employee that the provisions of this Section 10 do not apply to any inventions for which no equipment, supplies, facilities or trade secret information of the Employer was used and which was developed entirely on the Employee’s own time, unless (x) such invention relates to the past, actual or planned business or activities of the Employer, including, without limitation, research and development or (y) such invention results in any way from any work performed by the Employee for the Employer.

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11.	CONFIDENTIAL INFORMATION AND TRADE SECRETS

(i)            All Confidential Information shall be the sole property of Employer. Employee will not, during the period of his employment for any reason, disclose to any person or entity or use or otherwise exploit for Employee’s own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Employee or which becomes known to Employee in the course of his employment with Employer without the prior written consent of an officer of Employer except as may be necessary and appropriate in the ordinary course of performing his duties to Employer during the period of his employment with Employer. For purposes of this Section 11(i), “Confidential Information” shall mean any data or information belonging to Employer, other than Trade Secrets, that is of value to Employer and is not generally known to competitors of Employer or to the public, and is maintained as confidential by Employer, including but not limited to non-public information about Employer’s clients, executives, key contractors and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering and marketing (including any discussions or negotiations with any third parties). Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information is treated by Employer as confidential and shall not include any data or information of Employer that has been voluntarily disclosed to the public by Employer (except where such public disclosure has been made without the authorization of Employer), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(ii)           All Trade Secrets shall be the sole property of Employer. Employee agrees that during his employment with Employer and forever after his termination, Employee will keep in confidence and trust and will not use or disclose any Trade Secret or anything relating to any Trade Secret, or deliver any Trade Secret, to any person or entity outside Employer without the prior written consent of the Board of Directors. For purposes of this Section 11(ii), “Trade Secrets” shall mean any scientific, technical and non-technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of Employer or any portion or part thereof, whether or not copyrightable or patentable, that is of value to Employer and is not generally known to competitors of Employer or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to Employer’s products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret as defined in the California Uniform Trade Secrets Act that appears at Sections 3426-3426.11 of the California Civil Code, in each case to the extent that Employer, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use.

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12.	NON-SOLICITATION OF EMPLOYEES

During the term of Employee’s employment and for one year thereafter, Employee will not cause or attempt to cause any employee of Employer to cease working for Employer. However, this obligation shall not affect any responsibility Employee may have as an employee of Employer with respect to the bona fide hiring and firing of Employer’s personnel.

13.	NON-SOLICITATION OF CUSTOMERS AND PROSPECTIVE CUSTOMERS

Employee will not, during the period of his employment for any reason, directly or indirectly, solicit the business of any customer of Employer for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by Employer. For a period of one year after the termination of Employee’s employment, Employee will not, directly or indirectly, use any of the Employer’s Trade Secrets in order to induce any of the Employer’s customers to cease doing business with Employer or to induce them to become the customer of any other person or entity.

14.	TERMINATION

Employee’s employment with Employer may be terminated as follows:

(a)	Termination Without Just Cause.

(i)            Employer, in its sole discretion, may terminate Employee’s employment hereunder for any reason without Just Cause (as defined below), at any time, by notifying Employee in writing of its decision.

(ii)           If (a) Employer terminates Employee’s employment hereunder without Just Cause or (b)within the twenty four (24) month period following a Change of Control, Employee resigns from employment as a result of and upon a material diminution of Employee’s duties, responsibilities, authority, position or a material reduction of Employee’s compensation and benefits including if Employee ceases to hold the position of Chief Financial Officer at either the ultimate parent entity of the Company after a Change of Control or a division or subsidiary thereof, Employer shall: (1) continue to pay to Employee his Base Salary, subject to customary payroll practices and withholdings, for four (4) months if Employee was employed by the Company for under six (6) months as of the date of termination or resignation, for six (6) months if Employee was employed by the Company at least six (6) but not more than twelve (12) months as of the date of termination or resignation, for nine (9) months if Employee was employed by the Company more than twelve (12) but not more than twenty-four (24) months as of the date of termination or resignation, or for twelve (12) months if Employee was employed by the Company for more than twenty-four (24) months as of the date of resignation or termination; (2) within 45 days of termination or resignation, pay to Employee 50% of the value of any accrued but unpaid bonus that Employee otherwise would have received pursuant to Section 5 hereof; (3) upon termination or resignation, pay to Employee the value of any accrued but unpaid vacation time; and (4) upon termination or resignation, pay to Employee any unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation.

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(b)	Termination With Just Cause.

(i)            Employer may immediately terminate Employee’s employment hereunder for Just Cause (as defined below) at any time upon delivery of written notice to Employee.

(ii)           For purposes of this Agreement, the phrase “Just Cause” means: (A) Employee’s fraud, gross malfeasance, gross negligence, or willful misconduct, with respect to Employer’s business affairs; (B) Employee’s refusal or repeated failure to follow Employer’s established reasonable and lawful policies; (C) Employee’s material breach of this Agreement; or (D) Employee’s conviction of a felony or crime involving moral turpitude. A termination of Employee for Just Cause based on clause (A), (B) or (C) of the preceding sentence will take effect three (3) days after Employer gives written notice of its intent to terminate Employee’s employment and Employer’s description of the alleged cause, unless Employee, in the good-faith opinion of Employer, during such three (3)-day period, remedies the events or circumstances constituting Just Cause.

(iii)          If Employee’s employment hereunder is terminated by Employer for Just Cause, Employer will be required to pay to Employee only that portion of his Base Salary and accrued but unused vacation pay that has been earned through the date of termination.

(c)	Disability and Death.

Employee’s employment hereunder will be terminated immediately upon (i) Employee’s “Disability” for a period exceeding three (3) months in any twelve (12) month period, or (ii) Employee’s death. For purposes of this Agreement, “Disability” means Employee’s incapacity due to any physical or mental illness or injury, as determined by a licensed health care provider, which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation(s). Employee warrants, represents and agrees that holding open his position for a period in excess of those provided in this paragraph would not be a reasonable accommodation and would impose an undue hardship on Employer. If Employee’s employment is terminated due to such Disability or death, Employer will be required to pay to Employee or Employee’s estate, as the case may be, unrelated to any amounts that Employee may receive pursuant to any short-term and long-term disability plans or life insurance plans (as applicable), only his Base Salary and accrued but unpaid vacation pay earned through the date of termination, and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan. Employee or Employee’s estate, as the case may be, will not by operation of this provision forfeit any rights in which Employee is vested at the time of Employee’s Disability or death.

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15.	INJUNCTION

(i)            Should Employee at any time reveal, or threaten to reveal, any Confidential Information or Trade Secret of Employer, or in any way violate, or threaten to violate, Paragraph 12 or 13 of this Agreement, Employer shall be entitled to an injunction restraining Employee from doing, or continuing to do so, or performing any such acts; and Employee hereby consents to the issuance of such an injunction without any requirement that Employer post a bond.

(ii)           In the event that a proceeding is brought in equity to enforce the provisions of this Paragraph, Employee shall not argue as a defense that there is an adequate remedy at law, nor shall Employer be prevented from seeking any other remedies which may be available.

(iii)          The existence of any claim or cause of action by Employer against Employee, or by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenants but shall be litigated separately.

16.	ARBITRATION

(i)            In the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof (a “Dispute”), the parties agree that such Dispute shall be resolved by final and binding arbitration before a single arbitrator in Palo Alto, California (or within 25 miles thereof), administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules then in effect. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

(ii)           The Company and Employee shall each pay half of the direct costs and expenses of the arbitration, including arbitration and arbitrator fees. Except as otherwise provided by statute, Employee and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement. Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

17.	SECTION 409A COMPLIANCE

(i)            This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with Employer unless he would be considered to have incurred a “termination of employment” from Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

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(ii)           Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of Employee’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 17 hereof, Employee shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of Employer at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31.”

(iii)          All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

18.	MISCELLANEOUS

If any provision of this Agreement shall be declared, by a court of competent jurisdiction or arbitrator, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. The provisions of this Agreement may not be amended, supplemented, waived, or changed orally, but only in writing and signed by Employee and a duly authorized officer of the Company.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement, on the part of either party, shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California, without reference to its conflict-of-law rules.

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IN WITNESS WHEREOF, this employment agreement is dated as of the 6th day of October 2015.

On Behalf of Employer:

SYSOREX GLOBAL HOLDINGS CORP.

By:	/s/ Nadia Ali

By:	/Kevin R. Harris
Kevin R. Harris, Employee

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Exhibit 10.2

AMENDMENT NUMBER FIVE TO BUSINESS FINANCING AGREEMENT

This AMENDMENT NUMBER FIVE TO BUSINESS FINANCING AGREEMENT (this “Amendment”), dated as of October 7, 2015, is entered into by and among WESTERN ALLIANCE BANK, an Arizona corporation, as successor in interest to BRIDGE BANK, NATIONAL ASSOCIATION (“Lender”), on the one hand, and LILIEN SYSTEMS, a California corporation (“Lilien”), SYSOREX GOVERNMENT SERVICES, INC., a Virginia corporation (“SGSI”), SYSOREX FEDERAL, INC., a Delaware corporation (“SFI”), SYSOREX GLOBAL HOLDINGS CORP., a Nevada corporation (“Parent”), SHOOM, INC., a California corporation (“Shoom”), and AIRPATROL CORPORATION, a Nevada corporation (“Air Patrol”) (Lilien, SGSI, SFI, Parent, Shoom, and Air Patrol are sometimes collectively referred to herein as “Borrowers” and each individually as a “Borrower”), on the other hand, with reference to the following facts:

A.            Borrowers and Lender previously entered into that certain Business Financing Agreement, dated as of March 15, 2013, as amended by that certain Amendment Number One to Business Financing Agreement, Waiver of Defaults and Consent, dated as of August 29, 2013, that certain Amendment Number Two to Business Financing Agreement, Waiver and Consent, dated as of May 13, 2014 to be effective as of April 16, 2014, that certain Amendment Number Three to Business Financing Agreement and Waiver of Defaults, dated as of December 31, 2014, and that certain Amendment Number Four to Business Financing Agreement dated as of April 29, 2015 (as so amended, the “Agreement”);

B.            Borrowers have requested that Lender make certain other changes to the financial covenants set forth in the Agreement, and Lender has agreed with such requests, subject to the terms and conditions set forth in this Amendment.

C.            All Subordinated Debt has been repaid in full.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree, effective as of September 30, 2015, as follows:

1.            Defined Terms. All initially capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

2.            Global Amendment to Agreement. The Agreement is hereby amended to replace all references to Bridge Bank, N.A. or Bridge Bank, National Association with Western Alliance Bank, an Arizona corporation, as successor in interest to Bridge Bank, National Association.

3.            Amendments to Section 4.12. Section 4.12 of the Agreement is hereby amended in its entirety as follows:

4.12	Maintain Borrowers’ combined financial condition as follows in accordance with GAAP, with compliance determined commencing with Borrowers’ financial statements for the period ended September 30, 2015:

(a)	Consolidated unrestricted cash balances at Lender at all times in an amount not less than $1,000,000, tested daily.

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(b)	Adjusted EBITDA not at any time less than the amount set forth in the table below opposite the applicable date:

Fiscal Quarter Ending	Minimum Adjusted EBITDA

September 30, 2015	For the six fiscal month period ending on such date, -$1,500,000.

December 31, 2015	For the six fiscal month period ending on such date, -$1,000,000.

4.            Replacement Exhibit A. Exhibit A attached to the Agreement is hereby replaced with Exhibit A attached to this Amendment.

5.            Conditions Precedent to Effectiveness of Amendment. The effectiveness of this Amendment is subject to and contingent upon the fulfillment of each and every one of the following conditions to the satisfaction of Lender:

(a)            Lender shall have received this Amendment, duly executed by Borrowers;

(b)            Lender shall have received payment of a $5,000 modification fee, which fee shall be fully-earned and non-refundable;

(c)             No Event of Default or Default shall have occurred and be continuing; and

(d)            All of the representations and warranties set forth herein and in the Agreement shall be true, complete and accurate in all respects as of the date hereof (except for representations and warranties which are expressly stated to be true and correct as of the date of the Agreement).

6.            Representations and Warranties. In order to induce Lender to enter into this Amendment, each Borrower hereby represents and warrants to Lender that:

(a)            No Event of Default or Default is continuing;

(b)            All of the representations and warranties set forth in the Agreement and in the Agreement are true, complete and accurate in all respects (except for representations and warranties which are expressly stated to be true and correct as of the date of the Agreement); and

(c)            This Amendment has been duly executed and delivered by Borrowers, and the Agreement continues to constitute the legal, valid and binding agreements and obligations of Borrowers, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.

7.            Counterparts; Telefacsimile Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

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8.            Integration. The Agreement as amended by this Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

9.            No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default, whether or not known to Lender and whether or not existing on the date of this Amendment.

10.          Release.

(a)            Each Borrower hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. Each Borrower certifies that it has read the following provisions of California Civil Code Section 1542:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(b)            Each Borrower understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, it will not be able to make any claim for those damages. Furthermore, each Borrower acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which it does not know exist, and which, if known, would materially affect its decision to execute this Agreement, regardless of whether its lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

11.          Reaffirmation of the Agreement. The Agreement as amended hereby and all agreements, instruments and documents executed in connection therewith (including without limitation, each Intellectual Property Security Agreement, each Collateral Pledge Agreement, and all other agreements, instruments and documents previously executed by New Borrowers prior to the date of this Amendment) remain in full force and effect.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first hereinabove written.

LILIEN SYSTEMS,
a California corporation

By:	/s/ Nadia Ali
Name:	Nadir Ali
Title:	Chairman

SYSOREX GOVERNMENT SERVICES, INC.,
a Virginia corporation

By:	/s/ Wendy Loundermon
Name:	Wendy Loundermon
Title:	President and Chief Financial Officer

SYSOREX FEDERAL, INC.,
a Delaware corporation

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	President

SYSOREX GLOBAL HOLDINGS CORP.,
a Nevada corporation

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	President

SHOOM, INC.,
a California corporation

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Director

AIRPATROL CORPORATION,
a Nevada corporation

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Director

[Signatures continue on the following page].

Amendment Number Five to Business Financing Agreement

WESTERN ALLIANCE BANK,
an Arizona corporation

By:	/s/ David Feiock
Name:	David Feiock
Title:	Vice President

Amendment Number Five to Business Financing Agreement

EXHIBIT A
TO
AMENDMENT NUMBER FIVE TO BUSINESS FINANCING AGREEMENT

Exhibit 99.1

News Release

For release on October 13, 2015	Contact A. Sage Osterfeld sage.osterfeld@sysorex.com tel: (760) 707-0459

Sysorex Names Kevin Harris Chief Financial Officer

PALO ALTO, Calif. – Big data analytics and solutions provider Sysorex (NASDAQ: SYRX) today announced it has named Kevin Harris as Chief Financial Officer. Harris is a veteran executive with more than two decades’ experience in senior financial roles. Harris, who will report to CEO Nadir Ali, is expected to join October 19, 2015.

“Kevin is a strong leader who has an extensive financial and auditing background and substantial capital markets experience as the CFO of publicly traded technology-based companies. This experience and perspective will be invaluable as Sysorex moves forward with its transformation into a leading data analytics company,” said Sysorex Chief Executive Officer Nadir Ali. “We are looking forward to deploying his skills to help us continue to build a foundation for delivering corporate growth and value to our customers and shareholders.”

Harris’ background includes senior executive and financial positions at a number of technology and media firms including his most recent role as CFO of Response Genetics Harris began his financial career at KPMG. He assumes the CFO role from Wendy Loundermon who has served as Sysorex’s interim CFO since January, 2015 and before that as Sysorex’s CFO from 2002 to November, 2014. Loundermon will continue with Sysorex as Vice President of Finance and President of the company’s government services unit. "I would like to thank Wendy for the excellent job she has done as interim chief financial officer," said Ali. "We expect a seamless transition as Kevin steps into the leadership position with our finance team."

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About Sysorex

Sysorex develops the systems and solutions that power the data-driven enterprise. With an innovative approach to big data, analytics and the Internet of Things (IoT), we blend virtual data from software and networks with the huge volume of physical data generated by mobile devices and Internet-connected things to open new worlds of insight. Our unique solutions are helping organizations worldwide improve decision making, increase productivity, and fuel the discoveries of tomorrow. Headquartered in Palo Alto, California, we have regional offices in North America, South America, Europe and the Middle East. Visit www.sysorex.com, follow us @SysorexGlobal and Link up on LinkedIn.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Sysorex and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and employees, the company’s ability to obtain financing, competition, general economic conditions and other factors that are detailed in the company’s periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Contacts

Sysorex:
A. Sage Osterfeld, +1 (760) 707-0459
sage.osterfeld@sysorex.com
or
Sysorex Investor Relations:
CorProminence LLC
Scott Arnold, +1 (516) 222-2560
Managing Director
www.corprominence.com

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